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                              CAMBREX CORPORATION
                                 EXHIBIT 10.24


                           Deferred Compensation Plan
                             of Cambrex Corporation
                           Effective January 1, 1994
                (As Amended and Restated as of January 1, 1995)


1.  Eligibility

                 Each officer or other key employee (a "Key Employee") who participates in the annual incentive compensation plan maintained by Cambrex Corporation (the "Corporation") shall be eligible to participate in the Deferred Compensation Plan of Cambrex Corporation (the "Plan"), provided that, notwithstanding any other provision of the Plan to the contrary, the V.P. of Administration may impose such terms, conditions or limitations on the participation of any Key Employee or any class of Key Employees that he deems necessary or appropriate for the proper administration of the Plan. The V.P. of Administration shall provide a copy of the Plan to each Key Employee together with a form of letter which may be used by the Key Employee to notify the Corporation of his election to participate in the Plan.

2.  Participation

                 a. Bonus Deferral Election. On or before December 31st of any calendar year, a Key Employee may elect to defer receipt of all or any part of any annual bonus payable in United States currency for services performed
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during such year which, but for such election, is expected to be paid to him in the next following calendar year.

                 b. Salary Deferral Election. On or before December 31st of any calendar year, a Key Employee may elect to defer receipt of all or any part of that portion of his annual base salary payable in United States currency in the following calendar year which exceeds the sum of (i) the Social Security wage base with respect to old age, survivor and disability income taxes in effect for such following calendar year and (ii) $10,000. Notwithstanding the foregoing, a Key Employee who (x) receives an annual base salary in United States currency in excess of the sum of (i) and (ii) above and (y) is not subject to withholding for old age survivor and disability employment taxes under U.S. law may elect to defer receipt of all or a portion of his annual base salary for the following calendar year which is payable in United States currency.

                 c. Form and Duration of Deferral Election. An election to defer bonus or salary shall be made by written notice filed on a designated form with the V.P. of Administration. The minimum amount that each Key Employee may defer under the Plan for each year shall be $5,000 (or such other amount as the V.P. of Administration shall determine). Any such election shall continue in effect (including with





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respect to compensation payable for subsequent calendar years) unless and until the Key Employee revokes or modifies such election by written notice on a designated form filed with the V.P. of Administration. Any such revocation or modification of a deferral election shall become effective only with respect to compensation payable in the calendar year following receipt of such revocation or modification by the V.P. of Administration.

                 d. Renewal. A Key Employee who has revoked an election to participate in the Plan may file a new election to defer compensation payable in the calendar year following the year in which such election is filed.

3.  Key Employee's Account

                 a. Establishment of Account. The Corporation shall maintain a separate memorandum account (the "Account") for each Key Employee who has elected to participate in the Plan, and shall make additions to and subtractions from such Account as provided in this Section 3.

                 b. Additions to Account. Compensation allocated to a Key Employee's Account pursuant to this Section 3 shall be credited to such Account as of the date such compensation would otherwise have been paid to the Key Employee.

                 c. Designation of Phantom Investment Funds. The Benefits Administration Committee shall select one or more





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mutual funds or other investment vehicles (the "Phantom Funds") which shall be used to determine the hypothetical investment experience of each Key Employee's Account under the Plan; provided, however, that unless the Benefits Administration Committee otherwise determines the Phantom Funds shall be the investment funds available to employees as investment options from time to time under the Company's qualified savings plan (the "Savings Plan").

                 d. Investment Election. Each Key Employee shall from time to time designate on a form approved by the V.P. of Administration the Phantom Fund or Funds that shall determine the investment experience with respect to such Key Employee's Account; provided, however, that the V.P. of Administration may require that the Key Employee's Account be credited or debited as though such Account were invested in the same Phantom Funds, and in the same percentages, as such Key Employee's account balance is invested from time to time under the Savings Plan. The V.P. of Administration may, in his discretion, (i)establish minimum amounts (in terms of dollar amounts or a percentage of a Key Employee's Account), which may be allocated to any Phantom Fund, (ii) preclude any Key Employee who is an executive officer of the Company from designating any Phantom Fund which invests primarily in securities issued by the Company, (iii) estab-


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lish rules regarding the time at which any such election (or any change in such election permitted under Section 3(e) shall become effective, and (iv) permit different designations with respect to a Key Employee's existing Account balance and amounts to be credited to such Account under Section 3.2 after the date the election form is filed with the V.P. of Administration. If a Key Employee fails to make a valid election with respect to any portion of his Account (or if any such election ceases to be effective for any reason), such Key Employee shall be deemed to have elected to have his entire Account deemed invested in the Phantom Fund which the V.P. of Administration determines generally to have the least risk of loss of principal.

                 e. Change in Designation of Phantom Fund. Effective as of the first business day of the calendar quarter commencing more than 10 business days after the proper form is filed with the V.P. of Administration (or such other time as the V.P. of Administration shall permit), a Key Employee may change the Phantom Funds designated with respect to all or any portion of his Account. Any such change shall comply with all rules applicable with respect to any initial designation of such Phantom Funds.

                 f. Crediting of Phantom Investment Experience. As of the last day of each calendar quarter (or such other





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time as the V.P. of Administration shall establish from time to time), each Key
Employee's Account shall be credited or debited, as the case may be, with an amount equal to the net investment gain or loss which such Key Employee would have realized had he actually invested in each Phantom Fund an amount equal to the portion of his Account designated as deemed invested in such Phantom Fund during that calendar quarter (or such other period as may have been established by the V.P. of Administration).

                 g.  No Actual Investment.   Notwithstanding anything else in
this Section 3 to the contrary, no amount standing to the credit of any Key Employee's Account shall be set aside or invested in any actual fund on behalf of such Key Employee; provided, however, that, nothing in this Section 3 (g) shall be deemed to preclude the Company from making investments for its own account in any Phantom Funds (whether directly or through a grantor trust) to assist it in meeting its obligations to the Key Employees hereunder.

4.  Distribution from Account

                 a. Distribution Election. Each Key Employee shall file with the V.P. of Administration a written election (a "Distribution Election") with respect to the timing and manner of distribution of the aggregate amount, if any, credited to his Account at any time. A Key Employee may





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elect to receive a distribution from his Account in one lump-sum payment, or in such number of annual installments (not to exceed ten) as the Key Employee may designate. Subject to such limitations as the V.P. of Administration shall impose, a Key Employee may also elect to receive all or a portion of the aggregate amount credited to his Account as of the first day of any calendar year while he is an employee. If a distribution election is not made or if such election does not apply to the entire balance in such Account, the balance in the Key Employee's Account shall be distributed in a single lump-sum payment as soon as administratively possible after the first business day of the calendar year immediately following the year of separation from employment. In the case of any distribution being made in annual installments, each installment after the first installment shall be paid as soon as administratively possible after the first business day of each calendar year following the year in which such first installment is paid until the entire amount subject such installment Distribution Election shall have been paid.

                 b. Amendment of Distribution Election. A Key Employee may, at any time during active employment, elect to change the time at which distributions from his Account will commence; provided, however, that no such election shall be





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effective unless at least one full calendar year elapses between (i) the date as of which such election is filed and (ii) (A) the date as of which a distribution would otherwise have commenced and (B) the date as which such distribution will commence under such election. If a Participant receives any distribution from his Account while still eligible to make deferrals hereunder, the V.P. of Administration may suspend the Participant's right to defer additional amounts Account during such calendar year in accordance with Section 2.

                 c. Amount of Installment Payments. Where the Key Employee receives the balance of his Account in annual installments, the amount of each installment shall be approximately equal to the product of (i) the balance credited to such Account on the date of such payment and (ii) a fraction, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time.

5.  Distribution on Death

                 If a Key Employee shall die before payment of all amounts credited to the Key Employee's Account has been completed, the total unpaid balance then credited to such Key Employee's Account shall be paid to the Key Employee's designated beneficiaries or estate in a single lump-sum





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payment as of the first business day of the first calendar month commencing after the date of the Key Employee's death, or as soon, thereafter, or administratively possible.

6.  Designation of a Beneficiary

                 A Key Employee may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon the Key Employee's death pursuant to Section 5 hereof. At any time, and from time to time, any such designation may be changed or canceled by the Key Employee without the consent of any beneficiary. Any such designation, change or cancellation must be made by written notice filed with the V.P. of Administration. If a Key Employee designates more than one beneficiary, any payments to such beneficiaries made pursuant to Section 5 shall be made in equal shares unless the Key Employee has designated otherwise, in which case the payments shall be made in the shares designated by the Key Employee. If no beneficiary has been named by a Key Employee, payment shall be made to the Key Employee's spouse or, if the Key Employee has no spouse at the time of his death, to the Key Employee's estate.

7.  Amendment and Termination

                 The Benefits Administration Committee may, at any time, amend or terminate the Plan; provided no such amend-

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ment or termination shall impair the rights of a Key Employee with respect to amounts then credited to his Account under the Plan.

8.  Miscellaneous

                 a. Unfunded Plan. The Corporation shall not be obligated to fund its liabilities under the Plan, the Account established for each Key Employee electing deferment shall not constitute trusts, and a Key Employee shall have no claim against the Corporation or its assets other than as an unsecured general creditor. Without limiting the generality of the foregoing, the Key Employee's claim at any time shall be for the amount credited to such Key Employee's Account at such time. Notwithstanding the forgoing, the Corporation may establish a grantor trust or purchase securities to assist it in meeting its obligations hereunder; provided, however, that in no event shall any Key Employee have any interest in such trust or property other than as an unsecured general creditor.

                 b. Non-alienation. The right of a Key Employee to receive a distribution of the value of such Key Employee's Account payable pursuant to the Plan shall not be subject to assignment or alienation.

                 c. No Right to Continued Employment. Nothing in this Plan shall be construed to give any Key Employee the





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right to continue in the employ of the Corporation or any of its subsidiaries.

                 d. Legal Fees. In the event that any Key Employee (or the beneficiary or legal representative of such Key Employee) shall make demand for payment of benefits due under the terms of the Plan and prevail as to any material aspect of such claim, the Corporation shall pay all of the Key Employee's expenses in conjunction with pursuing such claim (including, without limitation, legal fees) and interest on the amount due from the date of such demand in an amount equal to the greater of (i) the amount of earnings credited to the Key Employee's Account hereunder or (ii) 10% per annum compounded semi-annually.


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